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                                                                     EXHIBIT 8.2

                                KIRKLAND & ELLIS
                PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                                  312 861-2000

                                                                      Facsimile:
                                                                    312 861-2200

                                January 17, 1997

Office Depot, Inc.
2200 Old Germantown Road
Delray Beach, FL 33445
Ladies and Gentlemen:

    This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of September 4, 1996 (the "Agreement") by and among Staples, Inc., a Delaware corporation ("Staples"), Marlin Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Staples ("Sub"), Office Depot, Inc., a Delaware corporation (the "Company"). Pursuant to the Agreement, Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Merger").

    Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Agreement or in certificates delivered to us by Staples, Sub, the Company, and certain shareholders of the Company containing certain representations of Staples, Sub, the Company, and certain shareholders of the Company (the "Representation Certificates"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    We have acted as counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

        (a) the Agreement;

        (b) the Representation Certificates;

        (c) such other instruments and documents related to the formation, organization and operation of Staples, Sub and the Company and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

    1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents and there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and

    2. All representations, warranties and statements made or agreed to by Staples, Sub, and the Company, their managements, employees, officers, directors and stockholders in connection with the
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Merger, including but not limited to those set forth in the Agreement (including the exhibits) and the Representation Certificates, are true and accurate at all relevant times, and all covenants contained in such agreements are performed without waiver or breach of any material provision thereof.

    Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

    1. The Merger will be a reorganization within the meaning of Section 368(a) of the Code;

    2. No gain or loss will be recognized by the holders of Company Common Stock upon the receipt of Staples Common Stock solely in exchange for Company Common Stock in the Merger (except with respect to cash received in lieu of fractional shares);

    3. The aggregate tax basis of the Staples Common Stock to be received by the Company stockholders in the Merger (including any fractional share of Staples Common Stock treated as received and then redeemed as described in paragraph 5 below) will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor;

    4. The holding period of the Staples Common Stock received by each Company stockholder in the Merger will include the period during which the Company Common Stock surrendered in exchange therefor was held, provided that the Company Common Stock so surrendered is held as a capital asset at the Effective Time;

    5. Cash payments received by Company stockholders in lieu of receipt of fractional shares of Staples Common Stock will be treated as received in redemption of such fractional shares, subject to the provisions of Section 302 of the Code, as if such fractional shares had been issued in the Merger and then redeemed by Staples for cash; and

    6. No gain or loss will be recognized by Staples, Sub or the Company as a result of the Merger.

    This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

    No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any other transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

    This opinion represents only our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

    This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of

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the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                           /s/ KIRKLAND & ELLIS
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                                             Kirkland & Ellis

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